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                                                                    Exhibit 10.9

                                     STEPHEN DUNN
                         c/o Stephen Dunn & Associates, Inc.
                             1728 Abbot Kinney Boulevard
                               Venice, California 90291

May 31, 1996

VIA FACSIMILE - (310) 342-2801

All-Comm Media Corporation
400 Corporate Pointe, Suite 780
Culver City, CA  90230-7615

Attn:  E. William Savage


Gentlemen:

    This letter is intended to advise you that I will agree to the termination of the Operating Covenants Agreement, dated April 25, 1995, between me and All-Comm Media Corporation ("All-Comm") concurrently, with: (i) payment to me by All-Comm of the sum of approximately $2,105,000 pursuant to the provisions of
Section 2(a)(ii) of that certain Stock Purchase Agreement, dated January 31, 1995 (the "Purchase Agreement"), between me and All-Comm; and (ii) the prepayment of the maximum "earnout" of $850,000 in cash and All-Comm common stock with respect to the first year of the post acquisition operations of Stephen Dunn & Associates, Inc. ("SDA") pursuant to Section 2(b)(i) of the Purchase Agreement.

    I will further agree that all remaining monies due me pursuant to the Purchase Agreement (other than the "earnouts" for years two and three of SDA's post-acquisition operations) will be restructured so they are paid to me in 36 substantially equal consecutive monthly installments of principal, plus interest at 8% per annum on unpaid principal, commencing three months after the payments provided for in the first paragraph of this letter are made.

    All-Comm will agree to provide adequate working capital for the operations of SDA at levels commensurate with successful operations and will not restrict my ability to generate the "earnout" amounts of income and earn the "earnout" payments provided for in Section 2(b) of the Purchase Agreement. All-Comm will use its best efforts to cause me to be removed as the guarantor of SDA's term loans and line of credit with 1st Business Bank within 180 days after the payments provided for in the first paragraph of this letter.

    Except for the termination of the Operating Covenants Agreement and the other agreements described in this letter, the Stock Purchase Agreement remains in effect, including the provisions of Section 2(a)(ii) and Exhibit 2(a)(ii) except with the payments rescheduled according to this letter.

Very truly yours,


/s/ Stephen Dunn
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Stephen Dunn